Exhibit (h) (2)

 Administrative Services Agreement between the Registrant and American
                            Gas Association



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                   ADMINISTRATIVE SERVICES AGREEMENT
                                BETWEEN
      AMERICAN GAS ASSOCIATION and AMERICAN GAS INDEX FUND, INC.


     This Administrative Services Agreement (The "Agreement") is entered into this 27th day of April 1989 by and between the American Gas Association (herein "A.G.A.") and the American Gas Index Fund, Inc. (herein the "Fund").

                              WITNESSETH


     In consideration of the mutual agreements hereinafter contained, it is agreed as follows:

1.  Employment of A.G.A.   A.G.A. shall be the fund "Administrator";
    that is, A.G.A. shall perform for the Fund the calculation and maintenance of the American Gas Association Stock Index ("Index" herein), the description of which is found in Exhibit A attached hereto and made a part hereof. In addition, A.G.A. shall provide the Fund with information on the natural gas industry.

2. Payment to A.G.A. In consideration for the services provided by A.G.A., the Fund shall pay A.G.A. at an annual rate of one-tenth of one percent (0.10%) of the Fund's average daily net asset value. The fee shall be paid monthly, within fifteen (15) calendar days after the end of the preceding month.

3. Arbitration of Disputes. Any dispute or disagreement arising between A.G.A. and the Fund in conjunction with any provision of this Agreement, or the compliance or non-compliance therewith, or the validity or enforceability thereof which is not settled within thirty
    (30) days (or such other period as may be mutually agreed upon) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be settled by arbitration in accordance with rules set by a three member panel. One member each shall be selected by A.G.A. and the Fund and the third shall be an attorney selected by mutual agreement of A.G.A. and the Fund. If A.G.A. and the Fund are unable to agree on the selection of the third member of the panel within fifteen (15) days, the two panel members shall agree upon a neutral attorney as the third panel member. All reasonable expenses submitted by the third panel member shall be shared equally by A.G.A. and the Fund. The member representing the Fund shall be selected by a majority of the directors of the Fund who are not "interested persons" of the Fund within the meaning of the Investment Company Act of 1940 ("the Act"). A decision shall be rendered by the panel within thirty (3) days of a meeting held in such place or places as may be agreed upon by the panel, and A.G.A. and the Fund shall comply with such decision. The decision of the panel shall be final and not subject to judicial review, and the judgment may be entered thereon in accordance with applicable law in any court having jurisdiction thereof.

4. Liability of A.G.A.; Limitation of Damages. Absent willful misfeasance, bas faith, gross negligence or reckless disregard of duties, A.G.A. shall not be liable to the Fund for any special, incidental, or consequential damages for losses arising out of or relating to the performance of its obligations under this Agreement, whether or not such damages or losses were caused by the acts of omissions of A.G.A. or its employees. The parties agree, for example, that an error in A.G.A.'s calculation of the Index shall not create any liability on the part of A.G.A.

5. Independent Contractor. A.G.A. shall be considered an independent contractor in its relationship with the Fund and in all matters under this contract. A.G.A. is not an agent of the Fund.

6. Force Majeure. Neither A.G.A. nor the Fund shall be considered to be in default in the performance of their respective obligations hereunder to the extent that the performance of any such obligation or obligations is prevented or delayed by an Act of God or any cause beyond the control of A.G.A. or the Fund.

7.  Modifications.   A.G.A. and the Fund may amend, modify or
    supplement this Agreement only by a written instrument executed by both A.G.A. and the Fund. If any such amendment, modification or supplement causes an increase in the price of the services performed, such increase must be approved by a majority of the Fund's shareholders as defined by the Act.

8. Approval and Termination. This contract shall continue in effect until the first meeting of the Shareholders of the Fund (but in no event longer than two years from the date hereof), and if approved at such shareholders' meeting, until two years from the date hereof, and thereafter only so long as such continuance is approved at least annually by a vote of a majority of the Fund's Board of Directors, including the votes of a majority of the directors who are not parties to such contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting such approval. Provided, however that (a) this Contract may at any time be terminated


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    without payment of any penalty wither by vote of the Board of
    Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty days prior written notice to the Manager, (b) this Contract shall automatically terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940), and (c) this Contract may be terminated by the Administrator on sixty days prior written notice to the Fund. Any notice under this contract shall be given in writing, addressed and delivered or mailed post paid, to the other party at any office of such party. Upon any termination in accordance herewith, the Fund shall pay A.G.A. all amounts due hereunder for all periods up to and including the date of termination (such amounts to be determined in accordance with Paragraph 2 of this Agreement) and A.G.A. shall take such steps as reasonably may be requested by the Fund to effect an orderly termination.

    As used in this Section 8, the terms "interested persons" and "vote of a majority of the outstanding securities" shall have the respective meanings set forth in Section 2(a)(19) and Section
    2(a)(42) of the Investment Company Act of 1940.

9. Notice. All notices, demand and other communications required or permitted to be given hereunder shall be made in writing and shall be deemed to be duly given if personally delivered or if deposited in the United States registered or certified mail, with postage prepaid, and addressed to the appropriate party at the address set forth below, or at such other address as the parties may designate in writing delivered in accordance with the provisions of this Paragraph 9.

       If to A.G.A.:

       American Gas Association
       1515 Wilson Boulevard
       Arlington, Virginia 22209
       Attn:________________________

       If to the Fund:

       American Gas Index Fund, Inc.
       4922 Fairmont Avenue
       Bethesda, Maryland  20814

10. Waiver and Related Matters. This Agreement is intended by the parties as a full expression of their agreement with respect to the subject matter hereof and a complete and exclusive statement of the terms thereof. No course of prior dealings between the parties and no usage of trade shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement. Acceptance of, or acquiescence in, a course of performance rendered under this Agreement shall not be relevant or admissible to vary the terms and the meaning of this Agreement, even though the accepting or acquiescing party has knowledge of the nature of the performance and the opportunity to make objection. No representations, understandings or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein.

11. Controlling Law and Successor Interests. This Agreement shall be governed by construed in accordance with the laws of the State of Virginia and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

12. Multiple Originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

13. Assignment. Subject to the provisions of Section 8, this Agreement shall not be assigned by either the Fund or A.G.A. without the prior written consent of the other party hereto.

14. Heading. The headings in this Agreement are included solely as a matter of convenient reference and shall not limit or control the meaning of any provision of this Agreement.


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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



                                        AMERICAN GAS ASSOCIATION

                                        By:  /s/ Philip Borish

                                        AMERICAN GAS INDEX FUND, INC.

                                        By:  /s/ Richard J. Garvey


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                               Exhibit A

                    CALCULATING AND MAINTAINING THE
            AMAERICAN GAS ASSOCIATION (A.G.A.) STOCK INDEX

The Administrator shall calculate and maintain the American Gas
Association ("A.G.A.") Stock Index ("Index" herein) as follows:

A.  Collection of Company Data:

     1. The following information shall be collected quarterly or at such other mutually agreed upon times ("the period" herein):

       a. Number of shares of publicly traded common stock outstanding (exclusive of treasury stock) for natural gas distribution and transmission company members of A.G.A. which are headquartered in the United States.

       b.  Share price at the end of the period.

     2. The following information shall be collected annually or at such other mutually agreed upon times:

       a.   Total assets of the publicly traded company.

       b.   Assets devoted to natural gas distribution and transmission.

B. Calculation of the Index - The Index shall be calculated as follows, using the data in section A above:

     1. The number of shares of common stock outstanding, times the closing share price1 at the end of the period equals the "market capitalization value." The "market capitalization value" times the percentage of assets devoted to natural gas distribution and transmission will equal the "gas market capitalization value."

     2. The sum of each company's "gas market capitalization value" shall equal the "industry gas market capitalization value."

     3. Each company's stock percentage within the Index shall be calculated by dividing its "gas market capitalization value" by the "industry gas market capitalization value."

     4. No individual company's stock shall exceed five percent of the total Index value. The Index shall be recalculated as necessary, to apportion "gas market capitalization values" in excess of five percent to all other gas market capitalization values" comprising the Index.

     5.  The Index shall be calculated at least quarterly.

C. Maintenance of the Index - The Index shall be maintained as follows:

  1. If there is a change which impacts a company's eligibility to be included in the Index, as defined in section A.1.a. above, such change shall be reflected in the first quarterly calculation of the Index following A.G.A.'s receipt of the necessary data.

  2. If any stock price in section A moves twenty-five (25) percent or more over any consecutive ten-day (10) trading period, the Fund shall advise A.G.A., which then shall recalculate the Index under section
       A.1. within five (5) business days. Such calculation shall not be made unless the company's "gas market capitalization value" is at least one (1.00) percent as shown in the last Index provided to the Fund.

  3.   At the request of the Fund, A.G.A. shall provide a recalculated
       Index.

1 Listed securities shall be valued at the last sales price at the New York Stock Exchange and other major exchanges. Over-the-counter securities shall be valued at the last sales price.